VERILINK CORPORATION
127 Jetplex Circle
Madison, Alabama 35758-8989

This Proxy is Solicited on Behalf of the Board of Directors for

the Special Meeting of Stockholders to be held on July 27, 2004

     The undersigned hereby appoints as Proxy LEIGH S. BELDEN, or in his absence, C.W. SMITH, in either case, with full power of substitution, and hereby authorizes such Proxy to vote, as designated below, all shares (unless a lesser number is specified on the other side) of common stock of Verilink Corporation (“Verilink”) that the undersigned would be entitled to vote at the Verilink Special Meeting of Stockholders to be held on July 27, 2004 at the offices of Larscom Incorporated, located at 39745 Eureka Drive, Newark, California 94560, at 10:00 a.m. local time, and any adjournment or postponement thereof.

     The shares represented by this proxy will be voted as directed by the undersigned stockholder. If no direction is given, such shares will be voted FOR Proposal 1, FOR Proposal 2 and, unless directed to vote AGAINST Proposal 1 or 2, FOR Proposal 3 and in the discretion of the proxy holder with respect to other matters properly brought before the special meeting, including any adjournments thereof.

The Board of Directors recommends a vote FOR each of Proposals 1, 2 and 3.

PROPOSAL 1:	To approve the issuance of shares of Verilink common stock to stockholders of Larscom Incorporated pursuant to the Agreement and Plan of Merger, dated April 28, 2004, among Verilink, Larscom Incorporated and SRI Acquisition Corp., a wholly-owned subsidiary of Verilink.
☐ FOR ☐ AGAINST ☐ ABSTAIN

(Continued and to be SIGNED on the Next Page)

PROPOSAL 2:	To approve the Verilink Corporation 2004 Stock Incentive Plan.

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

PROPOSAL 3:	To approve any adjournments of the special meeting to another time or place, if necessary in the judgment of the proxy holder, for the purpose of soliciting additional proxies in favor of the foregoing proposals.

☐ FOR                ☐  AGAINST            ☐ ABSTAIN

Please mark and date the proxy and sign your name as it appears hereon. If executed by a corporation, a duly authorized officer must sign by name and title. Executors, administrators, and trustees must so indicate when signing. If shares are held jointly, EACH holder must sign.
Dated	, 2004

Signature(s) of Stockholder(s)